Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts”, “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure”, and to the use of our report dated March 12, 2015, except for the common stock exchange described in paragraph 11 of Note 13, as to which the date is July 2, 2015, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-203503) and related Prospectus of Kura Oncology, Inc. for the registration of 14,279,820 shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

July 2, 2015